Exhibit 99.1

For Immediate Release

GIANT GROUP, LTD. TO EXCHANGE CHECKERS

STOCK FOR MONTANA REAL PROPERTY

Beverly Hills, California—April 23, 2004 – GIANT GROUP, LTD., (GPOL-BB) announced today that it has entered into an agreement to acquire two parcels of real property in Montana near Yellowstone National Park on which it intends to develop. GIANT will deliver 435,000 shares of common stock of Checkers Drive-In Restaurants, Inc. in exchange for the parcels. The transaction is expected to close promptly following such time as the Checkers shares to be delivered by GIANT are registered for resale under the Securities Act. GIANT is acquiring additional parcels of real property in the vicinity of Yellowstone National Park for development.

Following the transaction GIANT will own 542,998 shares of Checkers common stock, representing less than 5% of Checkers outstanding shares.

For further information contact:

Burt Sugarman

Chairman and Chief Executive Officer

310-273-5678